Exhibit 99.2

Cornerstone Bancshares, Inc. Announces Preferred Stock Cash Dividend

CHATTANOOGA, Tenn.--(BUSINESS WIRE)--October 28, 2010--Cornerstone Bancshares, Inc. (OTC Bulletin Board: CSBQ) today announced the following:

Cornerstone Bancshares, Inc.’s (“Cornerstone”) Board of Directors has approved distribution to preferred stock shareholders of record a dividend payable in cash. Cornerstone will pay a $0.625 cash dividend. The dividends will be issued to qualified shareholders* of record as of October 15, 2010, and will be paid November 15, 2010. The Federal Reserve Bank of Atlanta approved the payment of the dividend on October 22, 2010.

Cornerstone is a single-bank holding company serving the Chattanooga, TN MSA, with five full-service branches throughout Chattanooga and one loan production office in Dalton, GA, and $480 million in assets, specializing in business financial services.

* The dividend is for eligible preferred shareholders with stock issued as of August 31, 2010 or before.

CONTACT:
Cornerstone Bancshares, Inc.
Frank Hughes, President & CEO, 423-385-3009
Fax: 423-385-3100
fhughes@cscbank.com